Exhibit 99.1

[PIONEER STANDARD LOGO]

FOR IMMEDIATE RELEASE

For more information contact:	Steven M. Billick Executive Vice President and Chief Financial Officer Pioneer-Standard Electronics, Inc. 440-720-8712 billicks@pios.com

Pioneer-Standard Announces Closing of Offer to Purchase Senior Notes

CLEVELAND, Ohio – March 28, 2003 – Pioneer-Standard Electronics, Inc. (Nasdaq: PIOS) today announced that its previously announced tender offer to purchase for cash any and all of its outstanding 9.5% Senior Notes, at a price of $1,047.50 per $1,000 principal amount, closed at 5 p.m. on March 25, 2003. Valid tenders have been received with respect to approximately $19 million of Senior Notes, representing nearly 13 percent of the Notes outstanding.

On March 18, 2003, the Company provided revised guidance for charges related to restructuring and discontinued operations in its fiscal fourth quarter ended March 31, 2003, in the range of $55 million to $65 million. The guidance anticipated that 100 percent of its 9.5% Senior Notes would be tendered and the estimate included the premium that would have been paid to purchase these Notes. With only 13 percent of the Notes tendered, the Company is now reducing its estimate for charges related to restructuring and discontinued operations to between $50 million and $60 million for its fiscal fourth quarter.

Forward-Looking Language
Portions of this release are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such

statements are subject to important factors and uncertainties which are difficult to predict and, in many instances, are beyond the control of the Company. As a result, Pioneer-Standard’s actual results could differ materially from those expressed in or implied by such forward-looking statements. These factors and uncertainties include risks and uncertainties associated with any potential acquisition or divestiture activities, as well as those risks and uncertainties referenced in the Company’s other reports and statements filed with the Securities and Exchange Commission, including the risk factors set forth in the Company’s Annual Report on Form 10-K.

About Pioneer-Standard Electronics, Inc.
 Pioneer-Standard, headquartered in Cleveland, Ohio, is a leading distributor and reseller of enterprise computer systems, software, storage, and services from HP, IBM, Intel, Enterasys, Hitachi Data Systems, Oracle and other leading manufacturers. KeyLink Systems® is a premier value added distributor of enterprise computing products from these manufacturers to resellers. Pioneer Standard’s Enterprise Sales Group (ESG) is a major value added reseller providing enterprise servers, software, storage and services to end-user customers. Additional information about Pioneer-Standard can be found at www.pioneerstandard.com.

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